Exhibit 8.1

Mayer Brown International LLP 201 Bishopsgate London EC2M 3AF Telephone: +44 20 3130 3000 Fax: +44 20 3130 3001 www.mayerbrown.com DX 556 London and City

To:

Marex Group plc

155 Bishopsgate

London EC2M 3TQ United Kingdom	1 May 2025

Registration Statement on Form F-3

1.	INTRODUCTION

1.1	Our role

We have acted as legal advisers to Marex Group plc (the “Issuer”) as to certain matters of United Kingdom tax law relevant to the preparation of the section entitled “Material Tax Considerations—Material U.K. Tax Considerations” (the “UK Tax Section”) of the registration statement on Form F-3 (the “Registration Statement”) filed with by the Issuer with the United States Securities and Exchange Commission (the “Commission”) on 1 May 2025.

The Registration Statement relates to the Company’s issuance and sale, from time to time, of an indeterminate amount of its (i) senior debt securities (the “Senior Debt Securities”), (ii) subordinated debt securities (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”) and (iii) contingent capital securities (the “Contingent Capital Securities” and, together with the Senior Debt Securities and the Subordinated Debt Securities, the “Securities”).

The Senior Debt Securities are to be issued under a senior indenture, dated as of October 15, 2024 (as amended and supplemented through the date hereof, the “Senior Indenture”), between the Company and Citibank, N.A. as trustee. The Subordinated Debt Securities are to be issued under a subordinated indenture, dated as of May 1, 2025 (the “Subordinated Indenture”), between the Company and Citibank, N.A., as trustee. The Contingent Capital Securities are to be issued under an indenture, dated as of May 1, 2025 (the “Contingent Capital Securities Indenture” and, together with the Senior Indenture and the Subordinated Indenture, the “Indentures”), between the Company and Citibank, N.A., as trustee.

2.	DOCUMENTS

For the purposes of this opinion, we have reviewed the Registration Statement and such other documents as we believe to be necessary or appropriate for the purposes of this opinion.

3.	OPINION

Subject to the qualifications set out below and any qualifications, limitations or assumptions set out in the UK Tax Section, we consider that the statements in the UK Tax Section, insofar as they summarise matters of United Kingdom tax law relating to the areas covered in the UK Tax Section, are at the date of this letter true and accurate in all material respects.

4.	LAW AND RELIANCE

4.1	Governing law

This opinion and any non-contractual obligations arising out of or in connection with this opinion shall be governed by, and construed in accordance with, English law.

4.2	The law to which this opinion relates

This opinion is confined to matters of English law as it relates to taxation in force at the date of this opinion (as currently applied by the English courts) and with respect to the published practice of HM Revenue & Customs applying as at the date of this opinion. This opinion takes no account of any changes in law or published practice after the date of this opinion. We have no obligation to update this opinion in the future to address future changes in legislation or published practice.

5.	RELIANCE AND LIABILITY

5.1	Addressees and disclosure

(a)

This opinion is solely for the benefit of the addressee and for the purposes of the issue and offer of any Securities. Except as set out below, it may not be disclosed or relied on by any other person or for any other purpose and is not to be quoted or made public in any way without our prior written consent.

(b)	This opinion may be disclosed, for information purposes only and without any entitlement to rely on it in any way:

(i)	to the legal advisers and external auditors of the Issuer and of any affiliate of the Issuer;

(ii)	to the directors, officers or employees of the Issuer;

(iii)	to applicable regulators upon their request;

(iv)	to any person to whom disclosure is required to be made in accordance with law or regulation or in connection with any judicial proceedings;

(v)	in connection with any litigation, arbitration or similar proceeding to which the Issuer is a party relating to the issue and offer of any Securities; and

(vi)	to any rating agency which, with the permission of the Issuer, has or will rate any Securities issued from time to time pursuant to the relevant Indenture.

In addition, we hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and the use of our name under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully

/s/ Mayer Brown International LLP